UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2022

IMAGEWARE SYSTEMS, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11440 W. Bernardo Court, Suite 300 San Diego, California 92127
(Address of principal executive offices)

(858) 673-8600
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	IWSY	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.  Entry Into a Material Definitive Agreement.

On December 29, 2021 (the "Closing Date"), ImageWare Systems, Inc. (the "Company") entered into a Term Loan and Security Agreement (the "Agreement") with certain funds and separate accounts managed by Nantahala Capital Management, LLC (collectively, "Nantahala"), as lenders, and the other lenders set forth on the signature pages thereto (together with Nantahala, the "Lenders"), pursuant to which the Lenders will provide to the Company a secured term loan credit facility in an aggregate amount of up to $2.5 million (the "Credit Facility").  All loans (each a "Loan", and collectively, the "Loans") under the Credit Facility will bear interest at a rate of 12% for the initial six months after the Closing Date, and at 17% thereafter until the maturity date of 12 months from the Closing Date (the "Maturity Date").  All amounts borrowed by the Company under the Credit Facility are secured by a first-priority lien on all the assets of the Company.  On the Closing Date, the Company received in initial draw-down on the Credit Facility of $0.6 million.  The Company expects to use the proceeds from the Credit Facility for working capital requirements and corporate purposes.

On June 3, 2022 (the "Exchange Date"), ImageWare Systems, Inc. (the "Company") entered into an Exchange Agreement, Amendment and Waiver (the “Exchange Agreement”) with certain funds and separate accounts managed by Nantahala Capital Management, LLC (collectively, "Nantahala"), which amended and supplemented that certain Term Loan and Security Agreement (as amended and supplemented, the "Loan Agreement"), dated December 29, 2021, by and between the Company and Nantahala, pursuant to which Nantahala was to provide to the Company a secured term loan credit facility in an aggregate amount of up to $2,500,000 (the "Credit Facility").  Pursuant to the Exchange Agreement, the Company received an upsized Delayed Draw Loan (as defined in the Loan Agreement) in the amount of $550,000 (the “Upsized Draw Loan”), increasing the outstanding principal amount due under the Loan Agreement to $2,600,000, in exchange for, among other things, a fee payable to Nantahala in the amount of $150,000 (the “PIK Fee”), to be paid-in-kind by increasing the total outstanding principal amount under the Credit Facility (collectively, the “Loans”) to approximately $2,857,895 (the “Principal”), which Principal reflects all Loans to date under the Credit Facility, the 5% original issue discount, the Upsized Draw Loan and the payment of the PIK Fee.

As further consideration for the Upsized Draw Loan and the waiver of certain minimum cash requirements required under the terms of the Loan Agreement, Nantahala exchanged certain shares of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred”), held by Nantahala, with a stated value equal to $2,600,000 (plus all accrued and unpaid dividends on such Series D Preferred), for additional loans under and pursuant to the terms of the Loan Agreement.  As a result, the aggregate Principal due and owing to Nantahala under the Loan Agreement is approximately $5,480,895, payable on or before December 29, 2022.

As required by the Loan Agreement, the remaining beneficial owners of Series D Preferred (“Other Holders”) will be offered the ability to exchange their shares of Series D Preferred for additional loans under the terms of the Loan Agreement on a pro-rata basis, up to a maximum principal amount of $1,113,000, in consideration for making loans to the Company in an amount equal to the stated value of Series D Preferred exchanged by such Other Holders (the “Exchange Offer”).

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by the full text of the Exchange Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The Exchange Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. Moreover, certain representations and warranties in the Exchange Agreement were used for the purposes of allocating risk between the Company and Nantahala, rather than establishing matters of fact. Accordingly, the representations and warranties in the Exchange Agreement should not be relied on as characterization of the actual state of facts regarding the Company.

For more information on the Loan Agreement, please see the Company’s Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on January 4, 2022.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any Company securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 3.02.  Unregistered Sale of Equity Securities.

See Item 1.01.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibit Index

Exhibit No.	Description
10.1*	Exchange Agreement, Amendment and Waiver, dated June 3, among ImageWare Systems, Inc., and certain funds and separate accounts managed by Nantahala Capital Management, LLC, and the other lenders set forth on the signature pages thereto.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain non-material exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2).  The registrant hereby undertakes to furnish supplemental copies of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.

Date: June 8, 2022	By:	/s/ Kristin Taylor
Kristin Taylor
Chief Executive Officer